                                                                   EXHIBIT (m.1)

                             HEARTLAND GROUP, INC.

                              AMENDED AND RESTATED
                         RULE 12b-1 PLAN AND AGREEMENT
                             (as of March 1, 1999)

Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), the Rule 12b-1 Plan and Agreement (the "Plan") of Heartland Group, Inc. ("HGI"), a Maryland corporation, adopted and most recently amended as of October 25, 1995, by a majority of the directors of HGI, including a majority of the directors who are not "interested persons" of HGI (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "non-interested directors"), is hereby amended and restated as of the date set forth below. This Plan shall become effective with respect to each series or class (the "Fund") identified in Schedule A attached hereto on the date on which the registration of each such series or class becomes effective for such Fund or such other date indicated therein.

     Section 1. Fee.

     (a) Each Fund shall pay to Heartland Advisors, Inc. (the "Distributor") a fee calculated and paid monthly at the annual rate of up to 0.25 of 1.00% of the average daily net asset value of that Fund's shares.

     (b) Such payment represents compensation for distributing and servicing the Fund's shares. Covered servicing expenses include, but are not limited to, costs associated with relationship management, retirement plan enrollment meetings, investment and educational meetings, conferences and seminars, and the cost of collateral materials for such events. Covered distribution expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature, expenses associated with electronic marketing and sales media and communications, and other sales or promotional expenses, including any compensation paid to any securities dealer, or other person who renders assistance in distributing or promoting the sale of the Fund's shares, who has incurred any distribution expenses on behalf of the Fund pursuant to either a Dealer Agreement executed by such party and the Distributor or such other arrangement authorized by the Distributor and HGI, including a majority of the non-interested directors, hereunder. Such compensation to securities dealers or other persons shall not exceed 0.25 of 1% of the average daily net asset value of shares with respect to which they are the dealer or seller of record.
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     Section 2. No payments are to be made by HGI or any Fund to finance or promote sales of shares other than pursuant to this Plan.

     Section 3. The Distributor shall prepare written reports to HGI's Board of Directors on a quarterly basis showing all amounts paid under this Plan and the purposes for which such payments were made, plus a summary of the expenses incurred by the Distributor hereunder, together with such other information as from time to time shall be reasonably requested by the Board of Directors of HGI.

     Section 4. For each Fund, the Plan shall remain in effect until April 30, 2000, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the directors of HGI, including a majority of the non-interested directors of HGI, cast in person at a meeting called for such purpose.

     Section 5. So long as the Plan is in effect, nominees for election as non-interested directors of HGI shall be selected by the non-interested directors as required by Rule 12b-1 under the Act.

     Section 6. The Plan may be terminated with respect to a Fund, without penalty, at any time by either a majority of the non-interested directors of HGI or by a vote of a majority of the outstanding voting securities of that Fund, and shall terminate automatically in the event of any act that terminates the Distribution Agreement with the Distributor relating to that Fund. To the extent the Plan is terminated with respect to any Fund, such termination will not affect the Plan with regard to any other Fund unless specifically indicated.

     Section 7. As to any Fund, the Plan may not be amended to increase materially the amount authorized by this Plan to be spent for services described hereunder without approval by a majority of that Fund's outstanding voting securities, and all material amendments to the Plan shall be approved by a vote of a majority of the directors of HGI, including a majority of the non-interested directors of HGI, cast in person at a meeting called for such purpose.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by HGI and the Distributor as evidenced by their execution hereof.

Dated as of March 1, 1999

HEARTLAND GROUP, INC.              HEARTLAND ADVISORS, INC.


By:                                By:
    ----------------------------       -----------------------------------------
Its:                               Its:
     ---------------------------        ----------------------------------------

                                       2
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                                   SCHEDULE A

                              Amended and Restated
                         Rule 12b-1 Plan and Agreement
                              Dated March 1, 1999

The series and, where applicable, classes of HGI covered by this agreement are as follows:


      Series                                                Effective Date
      ------                                                --------------

      Heartland Large Cap Value Fund                        March 1, 1999

      Heartland Mid Cap Value Fund                          March 1, 1999

      Heartland Value Plus Fund                             March 1, 1999

      Heartland Value Fund                                  March 1, 1999

      Heartland Government Fund                             March 1, 1999

      Heartland Taxable Short Duration Municipal Fund       March 1, 1999
               - No Load Class

      Heartland Short Duration High-Yield Municipal Fund    March 1, 1999

      Heartland High-Yield Municipal Bond Fund              March 1, 1999